Exhibit 99.2

STELCO INC.

Consolidated Statements of Financial Position of Stelco Inc. as of December 31, 2006 and March 31, 2006 and the related Consolidated Statements of Loss, Retained Deficit, and Cash Flows for the nine month period ended December 31, 2006

Independent Auditors’ Report

The Board of Directors

U. S. Steel Canada Inc., formerly operating as Stelco Inc.

We have audited the accompanying consolidated statements of financial position of Stelco Inc. as of December 31, 2006 and March 31, 2006 and the related consolidated statements of loss, retained deficit, and cash flows for the nine month period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stelco Inc. as of December 31, 2006 and March 31, 2006 and the results of its operations and its cash flows for the nine month period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on January 20, 2006, the Ontario Superior Court of Justice approved the Company’s Plan of Arrangement and Reorganization (the Plan). The Plan became effective on March 31, 2006 and the Company emerged from Companies’ Creditors Arrangement Act protection. In connection with its emergence from Companies’ Creditors Arrangement Act protection, the Company adopted fresh-start reporting as of March 31, 2006 as further described in Note 2 to the consolidated financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is dependent upon a strong North American steel market and improving financial results. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Canadian generally accepted accounting principles vary in certain significant respects from US generally accepted accounting principles. Information relating to the nature of such differences is presented in note 24 to the consolidated financial statements.

Chartered Accountants, Licensed Public Accountants
Hamilton, Canada
January 11, 2008

Consolidated Statement of Loss

(Canadian dollars in millions, except per share amounts)	Nine Months Ended December 31, 2006
Net Sales	$1,830
Costs	1,829
Amortization of property, plant and equipment	83
Amortization of intangible assets	2

Operating loss before the following:	(84)
Employee future benefits – workforce reduction costs (Note 12)	50
Foreign exchange gain on long-term debt (Note 11)	(1)
Financial expense
Interest on long-term debt	28
Other interest – net	26

Loss before income tax	(187)
Income tax expense (Note 13)
Current	7
Future	7

Net loss	$(201)

Loss per common share (Note 16)
Basic	$(7.42)
Fully diluted	$(7.42)

Weighted average common shares outstanding – millions	27.1

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statement of Retained Deficit

(Canadian dollars in millions)	Nine Months Ended December 31, 2006
Balance at beginning of period	$—
Net loss	(201)

Balance at end of period	$(201)

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Financial Position

(Canadian dollars in millions)	At December 31 2006	At March 31 2006
		(Notes 1 and 4)
Assets
Current assets
Cash and cash equivalents	$—	$2
Restricted cash (Note 5)	—	34
Accounts receivable	214	418
Inventories (Note 6)	693	740
Prepaid expenses	28	24
Future income taxes (Note 13)	27	7

	962	1,225

Other assets
Property, plant and equipment (Note 8)	1,743	1,757
Intangible assets (Note 9)	1	18
Other	32	36

	1,776	1,811

Total Assets	$2,738	$3,036

Liabilities and Shareholders’ Equity
Current liabilities
Revolving term loans (Note 10)	—	35
Accounts payable and accrued	220	245
Employee future benefits (Note 12)	58	60
Pension liability (Note 12)	65	67
Income and other taxes	1	17
Long-term debt due within one year (Note 11)	13	21

	357	445

Other liabilities
Employee future benefits (Note 12)	1,254	1,258
Pension liability (Note 12)	338	350
Long-term debt (Note 11)	342	346
Revolving term loans (Note 10)	383	392
Future income taxes (Note 13)	88	76
Asset retirement obligation (Note 14)	24	22

	2,429	2,444

Total Liabilities	2,786	2,889

Shareholders’ Equity
Capital stock (Note 15)	149	144
Contributed surplus	1	—
Warrants (Note 15)	3	3
Retained deficit	(201)	—

Total Shareholders’ Equity (Deficit)	(48)	147

Total Liabilities and Shareholders’ Equity	$2,738	$3,036

Commitments and contingencies (Note 19)

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(Canadian dollars in millions)	Nine months ended December 31, 2006	At March 31, 2006
		(Notes 2 and 4) (Plan Implementation)
Cash provided by (used for)
Operating activities
Net loss from continuing operations	$(201)	$—
Adjustments for items not affecting cash
Reorganization items	(12)	—
Amortization of property, plant, and equipment	83	—
Amortization of intangible assets	2	—
Future income taxes (Note 13)	7	—
Employee pension and other future benefits	(34)	(382)
Foreign exchange gain on floating rate notes (Note 11)	(1)	—
Employee future benefits – workforce reduction costs	21	—
Fresh start inventory revaluation (Note 4)	60	—
Accretion of asset retirement obligation (Note 14)	2	—
Accretion of Province note fair value adjustment (Note 11)	4	—
Amortization of deferred debt issue expense	3	—
Stock option expense (Note 17)	1	—
Other	(1)	—

	(66)	(382)

Changes in operating elements of working capital
Accounts receivable	194	—
Inventories	(13)	—
Prepaid expenses	(4)	—
Accounts payable and accrued	(10)	—
Income and other taxes	(16)	—

	151	—

	85

Investing activities
Proceeds from sale of non-core assets (Note 7)	31	—
Expenditures for capital assets	(101)	—

	(70)	—

Financing activities
Increase (decrease) in bank indebtedness	—	(182)
Increase (decrease) in revolving term loans (Note 10)	(44)	427
Financing issue expenses	—	(13)
Reduction of long-term debt (Note 11)	(12)	—
Proceeds from issue of long-term debt	—	150
Proceeds from issue of common shares (Note 15)	5	108
Reduction of liabilities subject to compromise	—	(108)

	(51)	382

Cash, cash equivalents and restricted cash
Net increase (decrease)	(36)	—
Balance at beginning of period	36	36

Balance at end of period	$—	$36

Consists of:
Cash and cash equivalents	$—	$2
Restricted cash (Note 5)	—	34

	$—	$36

Supplemental disclosure of cash flow information (see Note 20)

See accompanying Notes to the Consolidated Financial Statements.

Notes to Consolidated Financial Statements

December 31, 2006

(All amounts are in Canadian dollars unless otherwise noted)

Note 1. Business Description and CCAA History

Business Description

Stelco Inc. (“Stelco” or the “Corporation”), now operating as U. S. Steel Canada Inc. (see Note 23), is one of Canada’s largest steel producers. The Corporation operates two integrated steel plants in Ontario, Canada which produce a variety of steel products for customers in the automotive, steel service center, appliance, energy, construction and pipe and tube industries within North America. In addition, Stelco has ownership interests in three iron ore properties. Through these ownership interests and related supply agreements, Stelco has secured approximately 90% of its requirements for iron ore. Stelco operates its businesses through partnerships, subsidiaries and joint ventures. Where applicable, “Stelco” and the “Corporation” refer to Stelco Inc. and its partnerships, subsidiaries and joint ventures collectively.

CCAA History

On January 29, 2004, Stelco and certain related entities filed for protection under the Companies’ Creditors Arrangement Act (“CCAA”) and obtained an order (the “Initial Order”) from the Ontario Superior Court of Justice granting it creditor protection. On the same date, Stelco made a concurrent petition for recognition of the Initial Order and ancillary relief under Section 304 of the U.S. Bankruptcy Code (the “U.S. Proceedings”). The Canadian proceedings included Stelco and its wholly owned subsidiaries, Stelpipe Ltd. (“Stelpipe”), CHT Steel Company Inc. (“CHT Steel”), Welland Pipe Ltd. (“Welland Pipe”), and Stelwire Ltd. (“Stelwire”), which were collectively referred to as the “Applicants”. The U.S. Proceedings included Stelco, Stelpipe, and Stelwire. The Corporation’s other subsidiaries and joint ventures were not included in the proceedings. For the periods prior to emergence from CCAA, collectively, the Applicants and the Corporation’s other subsidiaries and joint ventures are referred to as the “Predecessor” in the consolidated financial statements and notes.

At the end of the day on March 31, 2006, the Predecessor implemented its Third Amended and Restated Plan of Arrangement and Reorganization (the “CCAA Plan”), as approved by the Court on January 20, 2006, and emerged from CCAA protection. For the purpose of these Consolidated Financial Statements the Corporation is referred to as the “Successor” in respect of the period after implementation of the CCAA Plan. Also, on March 31, 2006, a plan of arrangement under the Canada Business Corporation Act (“the CBCA”) that involved the Corporation (the “CBCA Plan”) was implemented. In accordance with the CBCA Plan, the Predecessor’s business was reorganized with specific assets and liabilities being transferred into separate limited partnerships (“LP’s”). Upon implementation of this reorganization, Stelco became the parent company and limited partner of these limited partnerships. Further information on the CCAA Plan and CBCA Plan is outlined below.

Treatment of Stakeholders Compromised Under the CCAA Plan

Holders of Affected Claims

Under the CCAA Plan, the claims of the unsecured creditors (the “Affected Creditors”) were not satisfied in full by the consideration distributed under the CCAA Plan. At March 31, 2006, the final accepted Affected Creditor claims of $547 million were settled in exchange for the following:

•	New Secured Floating Rate Notes (“FRNs”) in the US dollar equivalent of $275 million Canadian ($235 million US);

•

6,364,000 newly issued common shares (the “New Common Shares”) of Stelco valued at $5.50 per share (1,100,000 prorated among all Affected Creditors and 5,264,000 prorated based on amounts elected through the share election process);

•	Cash of $108,548,000; and

•	Warrants exercisable for an aggregate of 1,418,500 New Common Shares (the “New Warrants”) with an exercise price of $11.00 per New Common Share and a seven-year term.

Holders of Series A and B Voting Common Shares

The Series A and B voting common shares previously outstanding were exchanged into new redeemable shares at a ratio of 0.000001 for each such share. Such shares were then redeemed and cancelled on March 31, 2006 for nil consideration.

Agreements

Plan Sponsor Agreement

The New Common Shares of the restructured Stelco were divided among three groups under the CCAA Plan: the Affected Creditors (as referred to above), the Province of Ontario (the “Province”) and Tricap Management Limited (“Tricap”), Sunrise Partners Limited Partnership (“Sunrise”) and Appaloosa Management LP (“Appaloosa”) (collectively the “Equity Sponsors”). The Province obtained its equity interest as part of the financing provided to Stelco (Note 11) wherein it received warrants to purchase 851,100 New Common Shares. The Equity Sponsors acquired their equity interests for cash pursuant to a Plan Sponsor Agreement (“the PSA”) between the Corporation and the Equity Sponsors.

Pursuant to the PSA, the Equity Sponsors agreed to purchase 19,736,000 New Common Shares of Stelco at a price of $5.50 per share for proceeds of $108,548,000. These funds were used for the cash distribution to Affected Creditors under the Plan as referred to above.

Pension Plan Funding Agreement

Stelco and the Province along with the Superintendent of Financial Services of Ontario and certain of the newly formed LPs entered into a pension funding agreement (the “Pension Agreement”) on March 31, 2006 that outlines the funding arrangements with respect to Stelco’s four main pension plans. The purpose of the Pension Agreement is to transition the four main plans from the Section 5.1 election of Regulation 909 of the Pension Benefits Act (Ontario) (the “PBA”), which had exempted the four main plans from funding of the solvency deficiencies under the plans in exchange for higher pension benefit guarantee fund payments, to the general regulatory requirements of the PBA by no later than January 1, 2016. See Notes 11, 12, and 15 for further details.

CCAA Plan Financing

New financing was raised under the CCAA Plan from the following sources:

• New ABL Facility (asset based loan) (Note 10)	up to $600 million
• New Secured Revolving Term Loan (Note 10)	$375 million
• New Province Note (Note 11)	$150 million
• Federal Government (cancelled in June 2006)	$30 million

Note 2. Basis Of Presentation

The consolidated financial statements are expressed in Canadian dollars and are prepared in accordance with Canadian GAAP. As a result of a substantial realignment of equity and non-equity interests in the Corporation (Note 4), “fresh start” reporting was adopted on March 31, 2006. In accordance with the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1625 – “Comprehensive Revaluation of Assets and Liabilities”, the Corporation undertook a comprehensive revaluation of its assets and liabilities. As required by CICA Handbook Section 1625, the enterprise value has been allocated based upon management’s best estimate of the relative fair values of the identifiable assets and liabilities of the Corporation in accordance with the guidance in CICA Handbook Section 1581 – “Business Combinations”. The Corporation finalized its allocation in the third quarter of 2006 resulting in the transfer of amounts between property, plant and equipment, inventories and intangible assets and future income taxes effective as of March 31, 2006 (see Note 4).

The Consolidated Statements of Financial Position as at December 31, 2006 and March 31, 2006 reflect the accounts of the Successor. The Corporation has presented both the Consolidated Statement of Earnings (Loss) and the corresponding Consolidated Statement of Cash Flows to reflect the activities of the Successor for the nine months ended December 31, 2006.

The Consolidated Financial Statements are prepared using the going concern concept which assumes that the Corporation will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. These consolidated financial statements do not reflect any adjustments that would be necessary if the going concern assumption was not appropriate. The Corporation is dependent upon a strong North American steel market and improving financial results. The outcome of these matters is not determinable at this time.

Management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates are reasonable, however, actual results could differ from these estimates.

Note 3. Summary of significant accounting policies

The significant policies are summarized below:

Basis of Valuation

The Corporation’s assets and liabilities on the Consolidated Statement of Financial Position as at March 31, 2006 were subject to a comprehensive revaluation (see Note 2 – Basis of Presentation) and reported at their estimated fair value (Note 4), with the exception of future income taxes, which have been reported in accordance with CICA Handbook Section 3465 – Income Taxes (Note 13) and pension and other post-employment benefits, which have been reported in accordance with CICA Handbook Section 3461 – Employee Future Benefits (Note 12).

The useful lives of the Corporation’s plant, equipment and intangible assets was reviewed as part of fresh start reporting. Certain of these assets had their useful life adjusted upon completion of this process.

Principles of Consolidation

The consolidated financial statements include the accounts of Stelco Inc., its wholly owned subsidiaries and partnerships, and its proportionate share of the accounts of its joint ventures (principally mining ventures).

Foreign Currencies

Monetary assets and liabilities originating in foreign currencies are translated at period-end exchange rates. All other assets and liabilities originating in foreign currencies are translated at the March 31, 2006 exchange rate or at historic rates prevailing when the assets were acquired or the liabilities incurred for transactions after March 31, 2006. Income and expense items, other than those related to assets and liabilities translated at historic rates, are generally translated at the rate in effect at the time the transaction occurs.

Gains or losses resulting from foreign currency translations are reflected in the Consolidated Statement of Earnings (Loss).

Revenue Recognition

Net sales revenue is recognized when the risks of ownership have been transferred to the customer and reasonable assurance exists regarding the measurement of the sales consideration, provided that ultimate collection is reasonably assured. Generally, the risks of ownership are transferred when title passes at the time of shipment and sales consideration is recognized to the extent it is fixed or determinable.

Inventories

Inventories at March 31, 2006 are valued at the estimated fair values pursuant to the reorganization implemented by the Corporation on that date. At December 31, 2006 inventories of raw materials and supplies are valued at the lower of cost and replacement cost; finished products and work in process inventories are valued at the lower of cost and net realizable value.

Property, Plant, and Equipment

Property, plant and equipment, including construction in progress, at March 31, 2006 are valued at the estimated fair value pursuant to the financial reorganization implemented by the Corporation on that date. Property, plant, and equipment purchased after March 31, 2006 is carried at cost less accumulated amortization, and includes construction in progress. Amortization is provided using the straight-line method applied to the cost of the assets at rates based on their estimated useful life and beginning from the point when production commences except for the cost of blast furnace relines (see below) and at the Corporation’s mining properties where amortization is calculated on a unit-of-production basis. The following annual amortization rates are in effect:

• Buildings	10 to 25 years
• Equipment	5 to 20 years
• Automotive and mobile equipment	5 to 10 years

Blast Furnace Relines

The Corporation’s blast furnaces periodically require extensive relining. Costs incurred in the reline of a blast furnace that extend the useful life of the furnace are capitalized and amortized over their estimated useful life on a unit-of-production basis. Other repair and maintenance costs that may be incurred during the reline are expensed.

Intangible Assets

Intangible assets of the Corporation relate to computer systems and applications. Intangible assets purchased prior to April 1, 2006 are recorded at the estimated fair value on March 31, 2006 pursuant to the reorganization implemented by the Corporation on that date. Intangible assets purchased after March 31, 2006 are recorded at cost. Amortization is recorded on a straight-line basis over an estimated remaining useful life of eight years beginning from March 31, 2006 or the purchase date, if after March 31, 2006.

Impairment of Long-Lived Assets

An impairment loss would be recognized when the carrying value of a long-lived asset exceeds the total undiscounted cash flows expected from its use and eventual disposition. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.

Employee Future Benefits

The Corporation maintains a number of defined benefit and defined contribution plans providing pension, other retirement and post-employment benefits to most of its employees.

The cost of pension and other post-employment benefits (including medical benefits, dental care, life insurance and certain compensated absences) is charged to income annually. The pension cost is computed on an actuarial basis using the projected benefit method by using management’s best estimate of the long-term rate of return on plan assets, discount rates, salary escalation, retirement age, mortality and other factors. Pension plan assets are valued at market value and are used to calculate the expected rate of return on plan assets.

The assumptions for other post-employment benefit plans are similar to pension plans, with the additional factor of health care trend rates, which involves estimates of the usage, frequency and cost of services covered.

The assumptions, referred to above, relate to factors that are of a long-term nature and, consequently, are subject to a degree of uncertainty. Management consults certain outside advisors, including actuaries, in determining these factors in order to ensure that the assumptions chosen are reasonable. Actual trends and values may differ from those assumed resulting in changes in the cost of pension and other post-employment benefits in future periods. The assumptions are reviewed and updated annually or more frequently where material changes are made to the plans.

Past service costs (such as increased benefits provided under labour contract settlements) are amortized over the estimated average remaining service life (“EARSL”) of the employees at the date of the amendment.

The Corporation has elected under Canadian GAAP to use the corridor method to amortize actuarial gains and losses (arising from changes in actuarial assumptions and experience gains and losses) over the EARSL of active employees. Under the corridor method, amortization is recorded only if the accumulated net actuarial gains or losses exceed 10% of the greater of the accrued benefit obligation and the value of the plan assets and only for the amount that exceeds the 10% threshold. These amortizations reflect the concept, as stated in Canadian GAAP, that the cost of employee future benefits should be recorded based on long-term assumptions to be consistent with the nature of the economic benefits derived therefrom. Short-term actuarial gains and losses may occur which differ from the long-term nature of the assumptions used under Canadian GAAP. Under Canadian GAAP the cost of employee future benefits in any year is not unduly impacted by such short-term changes in market returns, discount rates or in the level of benefits provided. Continued trends in these factors will be reflected by changes in assumptions if these trends persist, and would affect future costs.

Salaried employees hired after July 31, 1997 participate in the Corporation’s “Opportunity” or similar programs, which include a flexible credit plan for benefits and a self-directed group RRSP. These employees do not participate in the defined benefit plans. These programs are accounted for as defined contribution plans. Costs of defined contribution plans are expensed as incurred.

Income Taxes

The Corporation follows the asset and liability method of accounting for future income taxes. Under the asset and liability method, future income tax assets and liabilities are determined based on “temporary differences” (differences between the accounting basis and the tax basis of the assets and liabilities) and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense or benefit is the sum of the Corporation’s provision for current income taxes and the differences between the opening and ending balances of the future income tax assets and liabilities. The effect of increases and decreases to future income tax assets and liabilities arising from changes in tax rates is recognized in income in the period the changes occur.

The Corporation had certain future income tax assets which existed at March 31, 2006 but were not recognized on the Consolidated Statement of Financial Position at that date. A portion of these future income tax assets were recognized in the nine months ended December 31, 2006 and were applied to reduce unamortized intangible assets in accordance with CICA Handbook Section 3465 – Income Taxes.

Measurement Uncertainty

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the stated amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 4. Fresh Start Reporting

As outlined in Note 2, Stelco adopted fresh start reporting on March 31, 2006. As a result, all assets and liabilities of the Successor were reported at estimated fair values, except for future income taxes, which were reported in accordance with the requirements of CICA Handbook Section 3465, and pension and other post-employment benefits, which were reported in accordance with CICA Handbook Section 3461.

The fair values of the assets and liabilities of the Successor were based on management’s best estimates as of March 31, 2006. The Successor finalized its valuation of assets and liabilities, primarily property, plant and equipment, inventories, intangibles and future income taxes, in the third quarter 2006 and reflected adjustments in the Consolidated Statement of Financial Position as at March 31, 2006. The adjustments to the Predecessor balances related to predecessor shareholders, affected creditors and equity sponsors and pensions and financing were finalized upon emergence from CCAA.

Note 4. Fresh Start Reporting

Stelco Inc.

Consolidated Statement of Financial Position

	Third Amended and Restated Plan of Arrangement and Reorganization
(in millions)	At March 31, 2006	Predecessor Shareholders		Affected Creditors and Equity Sponsors		Pensions and Financing		Fresh Start Adjustments		At March 31, 2006
	(Predecessor)									(Successor)
Assets
Current assets
Cash and cash equivalents	$2	$—		$108	(2)	$(382	)(6)	$—		$2
				(108	)(1)	150	(4)
						232	(5)
Restricted cash (Note 5)	34	—		—		—		—		34
Accounts receivable	413	—		—		—		5	(7)	418
Inventories	680	—		—		—		60	(7)	740
Prepaid expenses	24	—		—		—		—		24
Future income taxes (Note 13)	5	—		—		—		2	(8)	7

	1,158	—		—		—		67		1,225

Other assets
Property, plant and equipment	962	—		—		—		795	(7)	1,757
Intangible assets	73	—		—		—		(55	)(7)	18
Deferred pension cost	99	—		—		—		(99	)(7)	—
Future income taxes (Note 13)	38	—		—		—		(38	)(8)	—
Other	21	—		—		13	(3)	2	(7)	36

	1,193	—		—		13		605		1,811

Total Assets	2,351	—		—		13		672		3,036

Liabilities and Shareholders’ Equity
Current liabilities
Bank and other short-term Indebtedness	182	—		—		(182	)(5)	—		—
Revolving term loans (Note 10)	—	—		—		35	(3,5)	—		35
Accounts payable and accrued	241	—		—		—		4	(7)	245
Employee future benefits	60	—		—		—		—		60
Pension liability	—	—		—		—		67	(7)	67
Income and other taxes	17	—		—		—		—		17
Long-term debt due within one year –
existing (Note 11)	18	—		—		—		3	(7)	21
Future income taxes (Note 13)	—	—		—		—		—		—
Liabilities subject to compromise	640	—		(640	)(1)	—		—		—

	1,158	—		(640)		(147)		74		445

Other liabilities
Employee future benefits	847	—		—		—		411	(7)	1,258
Pension liability	—	—		—		(382	)(6)	732	(7)	350
Long-term debt – existing (Note 11)	14	—		—		—		—		14
Long-term debt – New Secured Floating
Rate Notes (Note 11)	—	—		275	(1)	—		—		275
Long-term debt – New Province Note –
(Note 11)	—	—		—		149	(4)	(92	)(7)	57
Revolving term loans (Note 10)	—	—		—		392	(3,5)	—		392
Future income taxes (Note 13)	79	—		—		—		(3	)(8)	76
Asset retirement obligation (Note 14)	16	—		—		—		6	(7)	22

	956	—		275		159		1,054		2,444

Total Liabilities	2,114	—		(365)		12		1,128		2,889

Shareholders’ Equity
Convertible debentures conversion option	23	—		(23	)(1)	—		—		—
Capital stock (Note 15)	781	(781	)(1)	36	(1)	—		—		144
				108	(2)
New Warrants (Note 15)	—	—		2	(1)	—		—		2
Province Warrants (Note 15)	—	—		—		1	(4)	—		1
Contributed surplus	16	(16	)(1)	—		—		—		—
Retained deficit	(583)	797	(1)	242	(1)	—		(456	)(7)	—

Total Shareholders’ Equity	237	—		365		1		(456)		147

Total Liabilities and Shareholders’ Equity	$2,351	$—		$—		$13		$672		$3,036

Note 4. Fresh Start Reporting

The following legend describes the adjustments made to the Predecessor accounts resulting from the implementation of the Plan and consummation of the various agreements:

(1)	Implementation of the Plan as outlined in Note 1.

The following table reconciles the Predecessor’s liabilities subject to compromise to those that were accepted claims under the Plan:

(in millions)	At March 31, 2006
(Predecessor)
Liabilities subject to compromise
Accepted claims	$547
Post-filing interest	83
Unfiled claims	10

Total liabilities subject to compromise	$640

Settlement
Cash	$108
Floating Rate Notes	275
New Common Shares	36
New Warrants	2

Total consideration	$421

Excess of claims over distribution	219
Convertible debenture conversion option	23

Total adjustment to retained deficit	$242

The holders of Series A and B voting common shares received nil consideration.

(2)	Issuance of shares for cash under the Plan Sponsor Agreement (Note 1).

(3)	Payment of financing fees on implementation of the Plan, which have been deferred and will be amortized over the term of the related credit facilities (Note 10 and 11).

(4)	Receipt of cash under the Province Agreement in exchange for a note payable and issuance of warrants (Note 11).

(5)	Repayment of borrowings under the Predecessor’s line of credit and increase in revolving term loans in order to make pension funding payment.

(6)	Initial pension funding made under the Province Agreement.

(7)	Comprehensive revaluation of assets and liabilities and elimination of the deficit.

(8)	Future income taxes have been adjusted to reflect the tax effects of differences between the fair value of identifiable assets and liabilities and their estimated tax bases and the benefits of any unused tax losses and other deductions to the extent that these amounts are more likely than not to be realized. The resulting future income tax amounts have been measured based on the rates substantively enacted that are expected to apply when the temporary differences reverse or the unused income tax losses or other deductions are realized.

The Corporation had certain future income tax assets which existed at March 31, 2006 but were not recognized on the Consolidated Statement of Financial Position at that date. A portion of these future income tax assets were recognized in the nine month period ending December 31, 2006 and were applied to reduce unamortized intangible assets.

Included under the Fresh Start Adjustment captions are all income tax adjustments required to transition the Predecessor’s accounts to the Successor’s accounts at March 31, 2006.

Note 5. Restricted Cash

Restricted cash represented funds being held in trust with the Monitor under the CCAA proceedings pending direction from the Ontario Superior Court of Justice for its use.

During the nine months ended December 31, 2006, the Monitor released the proceeds held in trust pertaining to the sale of non-core assets.

Note 6. Inventories

(in millions)	At December 31, 2006	At March 31, 2006
Raw materials and supplies	$442	$391
Finished and work-in-process	251	349

Total inventories	$693	$740

Note 7. Asset Sales

As part of the Corporation’s overall effort to restructure operations, simplify processes and rationalize non-core resources, during the CCAA period, a number of assets were sold.

The Hamilton plate mill assets, which had been idled in 2003, were sold in 2005 for gross proceeds of $25 million. The sale was completed in the second quarter of 2006 when the final payment of $5 million was received.

While in CCAA, the Corporation determined that all of the businesses in the Mini-mill and Manufactured Products segments were non-core and were to be sold. The proceeds received from these asset sales were held in trust with the Monitor and included in restricted cash, pending authorization from the Court to release the funds for general use (Note 5). After emergence from CCAA on March 31, 2006, the Successor received additional proceeds of $5 million in connection with the finalization of certain of the above sales.

In 2006, the Corporation sold the property and plant in Welland Pipe Ltd. for net proceeds of $3 million and a parcel of non-core, surplus land in Hamilton and a building located on the property for cash proceeds of $18 million. The book value of these assets under the fresh start revaluation was equal to the net proceeds and accordingly there was no gain or loss recognized on these sales.

Note 8. Property, Plant, and Equipment

(in millions)	At December 31, 2006	At March 31, 2006
Raw material plants and properties	$500	$489
Manufacturing plants and properties	1,286	1,047

	1,786	1,536
Deduct: accumulated amortization	(83)	—

	1,703	1,536
Construction in progress	40	221

Total property, plant, and equipment	$1,743	$1,757

Note 9. Intangible Assets

(in millions)	At December 31, 2006	At March 31, 2006
Computer systems and applications	$19	$18
Deduct: accumulated amortization	(2)	—
Recognition of income tax assets not recognized on implementation of fresh start accounting.	(16)	—
(see Note 13)

Net intangible assets	$1	$18

Computer systems and applications relate to the Corporation’s enterprise resource planning systems for procurement, human resources, and finance.

Note 10. Revolving Term Loans

(in millions)	At December 31, 2006	At March 31, 2006
Revolving term loans
Current	$—	$35
Non-current	383	392

Total	$383	$427

Asset Based Loan Facility

On March 31, 2006, Stelco entered into a long-term asset based loan facility (the “ABL facility”). The ABL facility bears interest at the Canadian bankers’ acceptance rate + 2.25%, prime rate + 0.5%, the US Base rate + 0.5% or London Inter-Bank Overnight Rate (“LIBOR”) + 2.25%, depending on the nature of the loan instrument incurred. The ABL facility is available until March 31, 2008 and, prior to each March 31 anniversary date, the facility can be extended for a period of two years if the lender and Stelco mutually agree. The ABL facility is secured by a first priority security interest in the eligible inventory and eligible accounts receivable of Stelco. The ABL facility is additionally secured by a second priority security interest in all other property and assets of the Corporation, limited to $300 million, and a fourth priority security interest for the balance. The available amount of the ABL facility is dependent upon the value of the underlying collateral of eligible accounts receivable and eligible inventory and reserves, but will not exceed $600 million. The ABL facility incurs an annual fee of 0.375% of any non-use of funds available under the facility. The facility is subject to certain restrictive covenants. At December 31, 2006, the available amount of the ABL was $228 million and the amount drawn on this facility was $168 million.

Secured Revolving Term Loan

On March 31, 2006, as part of the CCAA Plan, the Corporation entered into a secured revolving term loan facility with a wholly owned subsidiary of Tricap Management Ltd. (a shareholder of the Corporation – Note 1), in the amount of $375 million for a term of seven years. The facility is revolving for three years, after which time the facility will cease to revolve and any amount outstanding on that date will be repayable in full on March 31, 2013. The secured revolving term loan currently bears interest at bankers’ acceptance rate plus 6.75% until March 31, 2009 after which the loan bears interest at bankers’ acceptance rate plus 7.25%. The secured revolving term loan is secured by a second priority interest on the working capital assets of Stelco, except project financings, and a first priority security interest in the fixed assets of Stelco. The secured revolving term loan is also secured by all the tangible and non-tangible assets of certain subsidiaries of Stelco and a pledge of and security interest in all of the outstanding shares of interests in certain subsidiaries, partnerships and joint ventures of Stelco. Under this facility, Stelco is required to pay an annual fee of 3% of the aggregate commitment of $375 million on each anniversary date of CCAA Plan implementation. In addition, the facility requires the Company to pay a 3% fee on the outstanding credit facility in place at March 31, 2009, if it intends to extend the facility.

Included in financial expense for the nine months ended December 31, 2006 is approximately $5 million relating to borrowings under this agreement. The interest on borrowings is calculated in accordance with the applicable lending agreement, yielding approximately 11% as at December 31, 2006. The majority of interest is paid prior to the end of each month, therefore a nominal amount is outstanding at December 31, 2006. At December 31, 2006 there was $215 million outstanding under this loan.

Note 11. Long-term Debt

(in millions)	At December 31, 2006	At March 31, 2006
Floating rate notes at LIBOR + 5.50% (1)	$274	$275
1% Province Note (2)	149	149
1% Province Note – fair value adjustment (2)	(88)	(92)
Term loan at bankers’ acceptance rate plus 1.50% maturing on January 31, 2008 (3)	20	27
Term loan at Canadian prime rate plus 2.50% matured on June 10, 2005	—	8

Long-term debt	355	367
Less amount due within one year	(13)	(21)

Long-term debt	$342	$346

Repayments of long-term debt over the next five years amount to $13 million in 2007, and $7 million in 2008.

(1)	Floating Rate Notes

As part of the consideration in settlement of the affected claims of the Predecessor, affected creditors received floating rate notes (“FRN’s”) equal to the US dollar equivalent of $275 million Canadian dollars ($235 million US dollars). The FRN’s mature on March 31, 2016. Interest on the FRN’s is payable semi-annually. At Stelco’s option, the FRN’s will bear an interest rate of LIBOR plus 5.50% if paid in cash and LIBOR plus 8.50% if paid in new FRN’s or if interest payments are deferred and accrued in accordance with the terms of the FRN’s. Interest on the FRN’s for the nine months ended December 31, 2006 totalled $22 million and is included in interest on long-term debt on the Consolidated Statement of Earnings (Loss). Interest has been calculated under the cash payment option consistent with the semi-annual payment made in September 2006. For periods after March 31, 2008, the interest rate will be calculated in the same manner as noted above, with the exception that under certain conditions, the interest rate will be subject to a reduction of 0.50%. For periods after March 31, 2011, interest is payable in cash only. The FRN’s are callable at 110% of face value until March 31, 2008; then callable at 105% of face value until March 31, 2009; then at 102.5% of face value until March 31, 2010; and at par thereafter, in each case payable in cash. The FRN’s are secured by a security interest in the assets of Stelco, subordinated and postponed to the security granted to the ABL facility and the secured revolving term loan (Note 10) in all respects including rights to payment and enforcement until both the ABL facility and secured revolving term loan are repaid in full.

There was a $1 million gain recorded for the nine months ended December 31, 2006 due to the revaluation of the FRN’s using the December 31, 2006 US dollar exchange rate.

(2)	Province Note

In accordance with the Pension Agreement (see Note 12), the Province of Ontario provided Stelco with $150 million on March 31, 2006 in exchange for a note payable (the “Province Note”) and warrants to purchase 851,100 common shares of Stelco. The Province Note is unsecured and is repayable on December 31, 2015, at Stelco’s option, in cash or by delivering an equivalent value in Stelco common shares. The Province Note is also subject to a 75% discount if the solvency deficiencies in Stelco’s four main pension plans are eliminated on or before the maturity date. At this time, there is no assurance that the Corporation will receive the 75% discount. The Province Note bears an interest rate of 1% per annum, payable semi-annually in cash or, at Stelco’s option, by delivering Stelco common shares. Interest accrued on the Province Note for the nine months ended December 31, 2006 totalled $1 million and is included in financial expense. The semi-annual interest payment due in September 2006 was paid in cash. At March 31, 2006, the $150 million was allocated between the Province Note and the fair value of the warrants (see Note 15 for terms of the warrants). Upon the application of fresh start reporting on March 31, 2006, the Province Note was adjusted to its estimated fair value of $57 million (see Note 4) and will be accreted up to its face value over the term of the Note assuming an effective interest rate of 12%. During the nine months ended December 31, 2006 an accretion expense of $4 million was recorded in interest on long-term debt on the Consolidated Statement of Earnings (Loss).

(3)	The term loan is an obligation of a wholly owned subsidiary of the Corporation.

Note 12. Employee Future Benefits

The Corporation maintains a number of defined benefit and defined contribution plans providing benefits to most of its employees.

Defined contribution plans

Total expense and cash payments for the Corporation’s defined contribution pension plans were $2 million for the nine months ended December 31, 2006.

Defined benefit plans

The defined benefit plans provide pension, other retirement, and post-employment benefits to salaried employees hired previous to August 1, 1997, and to most hourly rated employees. Employees do not contribute to the plans that are maintained by the Corporation.

Defined pension benefits for salaried employees are calculated based on an average of their highest five years earnings. Pensions payable from these plans are not indexed for inflation. Pension benefits for hourly rated employees are based on years of service multiplied by dollar factors in accordance with collective agreements in order to determine the monthly pension payment amount. Cost-of-living adjustments are provided for bargaining unit retirees in accordance with the collective agreements.

Other benefit plans provide health care benefits including dental, hearing, vision, prescription drugs, and hospital care to retirees, their spouses and dependants, and to the retirees’ surviving spouses, and life insurance coverage on the retiree. In addition, other benefit plans provide compensated absence benefits in the form of vacation to be taken immediately before retirement if certain service requirements are met.

Pension Plan Funding Arrangements

As a condition of the CCAA Plan, Stelco and the Province entered into the Pension Agreement, effective on March 31, 2006 which contains the following principal terms:

•

Stelco was obligated to make an initial up-front payment of $400 million to its four main pension plans less any contributions to plans already made in 2006. As a result, Stelco made a $382 million payment to the plans on March 31, 2006;

•	Stelco will fund its four main pension plans in the following amounts in the years subsequent to December 31, 2005:

•	Years 1 – 5: $65 million per year ($32.5 million in 2006), payable monthly, commencing July 1, 2006; and

•	Years 6 – 10: $70 million per year, payable monthly;

•

Stelco will make additional pension plan payments to fund any solvency deficiency in the Stelco four main pension plans if Stelco generates free cash flow in excess of certain minimum thresholds as set out in the Pension Agreement, subject to Stelco having more than a minimum liquidity amount;

•

Stelco will not be required to make any adjustments to its pension funding based on annual actuarial valuations up to December 31, 2015 provided that any future benefit improvements will be required to be funded in accordance with the Pension Benefits Act and will be in addition to the funding payments outlined above; and

•	The Pension Agreement covers the period until December 31, 2015 but will end earlier in the event that all four pension plans become fully funded on the solvency basis.

While the Pension Agreement with the Province has a prescribed funding obligation, as outlined above, pension plan enhancements, such as the recently negotiated hourly pension indexing, are excluded from this arrangement. Accordingly the hourly pension indexing is subject to additional cash funding under the Pension Benefits Act, totaling an estimated $121 million over the next eight years.

Cash payments to benefit plans

Total cash payments to employee future benefits plans, including cash contributed by the Corporation to funded pension plans, cash payments directly to employees for unfunded benefit plans other than pensions, and cash contributed to its defined contribution pension plans, was $436 million in the period from March 31 through December 31, 2006 as shown below:

	Nine months ended
	December 31, 2006	At March 31, 2006
Pensions (1)	$54	$382
Other benefits (2)	80	—

Total	$134	$382

(1)	Includes prescribed pension funding payments of $32.5 million in the nine months ended December 31, 2006, compared to $65 million required in 2007.

(2)	Includes payments related to severances and early retirement incentives totalling $29 million, in the nine months ended December 31, 2006.

Funding for the Corporation’s defined benefit pension plans are expected to be approximately $95 million in 2007. The Corporation currently expects that payments in 2007 for other benefit plans to be approximately $58 million.

Estimated average remaining service life

The estimated average remaining service life (“EARSL”) of active employees covered by the defined benefit pension plans for 2006 ranges from 7 to 14 years. The estimated average remaining service life of active employees covered by the defined benefit plans providing other benefits ranges from 9 to 15 years in 2006. EARSL is the period over which past service costs, and actuarial gains and losses in excess of the corridor, are amortized (Note 3).

Accrued benefit obligation and plan assets

Information about the Corporation’s defined benefit plans, in aggregate, is as follows:

(in millions)	At December 31, 2006
	Pension benefit plans	Other benefit plans
Accrued benefit obligation
Balance at beginning of period	$3,690	$1,332
Current service cost	25	10
Interest cost	150	50
Benefits paid	(187)	(51)
Actuarial losses (gains)	134	(39)
Plan curtailments	25	6
Plan amendments	48	(65)
Settlements	(30)	—
Other	(2)	2

Balance at end of period	3,853	1,245

Plan assets
Fair value at beginning of period	3,273	14
Actual return on plan assets	283	1
Employer contributions	51	2
Benefits paid	(187)	(1)
Settlements	(30)	—
Other	3	—

Fair value at end of period	3,393	16

Funded status – plan deficit	(460)	(1,229)
Unamortized net actuarial loss (gain)	15	(26)
Unamortized past service costs (gain)	44	(57)

Accrued benefit asset (liability)	(401)	(1,312)
Valuation allowance	(2)	—

Accrued benefit asset (liability) net of valuation allowance	$(403)	$(1,312)

The accrued benefit liability is reflected in the Consolidated Statement of Financial Position as follows:

	At December 31, 2006		At March 31, 2006
(in millions)	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans
Pension liability – current	$(65)	$—	$(67)	—
Pension liability – non-current	(338)	—	(350)	—

Total pension liability	(403)	—	(417)	—

Employee future benefits liability – current	—	(58)	—	(60)
Employee future benefits liability – non current	—	(1,254)	—	(1,258)

Total employee future benefits liability	$—	$(1,312)	$—	$(1,318)

Included in the above accrued benefit obligation and fair value of plan assets at period-end are the following amounts in respect of plans that are not fully funded:

	At December 31, 2006		At March 31, 2006
(in millions)	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans
Accrued benefit obligation	$3,754	$1,243	$3,604	$1,332
Fair value of plan assets	3,271	16	3,183	14

Funded status plan deficit	$(483)	$(1,227)	$(421)	$(1,318)

Pension Plan Assets

The Corporation’s weighted average pension plan asset allocation at December 31 is as follows:

Percentage of plan assets	2006
Asset category
Equity investments	56%
Debt investments	42%
Other	2%

Total	100%

Net benefit plan cost

Elements of defined benefit costs recognized in the period:

Plans

	Nine months ended December 31, 2006
(in millions)	Pension benefit plans		Other benefit plans
Current service cost	$25		$10
Interest cost	150		50
Net actual return on plan assets	(283)		(1)
Actuarial losses (gains) on the accrued benefit obligation in the period	134		(39)
Cost of plan amendments in the period	48		(65)
Ontario Pension Benefit Guarantee Fund	1		—

Employee future benefits costs before adjustments to recognize the long-term nature of employee future benefit costs	75		(45)
Adjustments to recognize the long-term nature nature of employee future benefit costs:
Difference between expected return and actual return on plan assets for the period	119	(a)	—
Difference between actuarial gain (loss) recognized for the period and actual actuarial gain (loss) on accrued benefit obligation for the period	(134	)(b)	39 (b)
Difference between amortization of past service costs for the period and actual plan amendments for the period	(43	)(c)	60 (c)
Valuation allowance	1		—

Net benefit costs recognized in costs	18		54

Curtailments	24		(10)
Severances	—		11
Voluntary retirement incentive	—		25

Net benefit costs recognized as workforce reduction	24		26

Total net benefit costs recognized	$42		$80

(a)	Expected return on plan assets of $164 million minus actual return on plan assets $283 million equals deferral of return on plan assets of $119 million.

(b)	Pension benefit plans: Loss recognized in the period of nil minus actuarial loss on accrued benefit obligation in the period of $134 million equals deferral of actuarial loss of $134 million.

Other benefit plans: Gain recognized in the period of nil minus actuarial gain on accrued benefit obligation in the period of $39 million equals deferral of actuarial gain of $39 million.

(c)	Pension benefit plans: Amortization of past service costs for the period of $5 million minus actual plan amendments in the period of $48 million equals deferral of past service costs of $43 million.

Other benefit plans: Amortization of past service gains for the period of $5 million less actual plan amendments in the period of $65 million equals deferral of prior period past service gains of $60 million.

Measurement and valuation

The measurement date for the Corporation’s principal employee future benefit plans is December 31. As a result of the emergence from CCAA on March 31, 2006, the Corporation was required to undertake a comprehensive revaluation of its assets and liabilities, which included a remeasurement of all of the Corporation’s pension and other benefit plan obligations under CICA Handbook Section 3461 – Employee Future Benefits. The results of the remeasurement, as reported in the first quarter 2006, included the elimination of previously recorded unamortized net actuarial losses and unamortized past service costs.

Plan Amendments

The plans were amended in 2006 (post CCAA emergence), as follows:

•	a contract settlement reached in June 2006 with USW Local 1005 which contained benefit improvements, and an annual pension indexing tied to a cost of living adjustment for the term of the agreement;

•

A change in early retirement eligibility under the principal salaried pension plans was announced and reflected in second quarter 2006. Employees who do not attain 30 years of service by December 31, 2007 will no longer be eligible for an unreduced early retirement pension prior to age 60;

•

The principal salaried pension plans were amended to provide that future pensionable earnings for plan purposes will be base salary only (previously, all cash compensation was included). This change was reflected as of December 31, 2006;

•	announced reductions in the other benefit programs, which substantially impacted the active salary workforce (and salaried retirees).

The pension plan amendments resulted in net past service costs of $48 million of which $5 million was recognized in 2006.

The other benefit plan amendments resulted in past service gain of $65 million of which $5 million was recognized in 2006.

The past service costs include the impact of changing the assumed retirement age from 58 to 59 for those salaried employees affected by the early retirement amendment and the impact of a change in the assumed rate of future compensation increase to 3% from 4% per annum.

Employment Reductions

Workforce reduction programs were undertaken post CCAA emergence, including:

•

a Salaried Transition Assistance Program (“STAP”), which provided incentives for early retirement or resignation to employees who were members of the two principal salary defined benefit pension plans. The program closed on June 30, 2006;

•

a Transition Assistance Program (“TAP”), which provided incentives for early retirement to Hamilton Steel bargaining unit employees as part of the contract settlement reached with USW Local 1005. The program closed on July 14, 2006.

As a result of the significant reduction of the salary workforce arising from the STAP program and the impact of certain reductions in the salary other benefit programs there was a net curtailment expense recognized in the second quarter 2006 of $14 million.

Other severance costs totaling $11 million in the nine month period ended December 31, 2006 consists of $8 million incurred in the second quarter 2006 and $3 million in the fourth quarter 2006.

The voluntary retirement incentive cost of $25 million incurred in the nine month period ended December 31, 2006 consists of a severance expense of $19 million in the second quarter 2006 related to the STAP and $6 million recognized in the third quarter 2006 related to the TAP.

Significant assumptions

Benefit obligations and the related effects on operations are calculated using actuarial models. In 2006, the following critical assumptions – the discount rate, the retirement age, mortality, expected return on pension fund assets, and healthcare cost trends – were important elements affecting plan cost and asset/liability measurement. Management evaluates these assumptions at least annually.

The significant actuarial assumptions adopted are as follows (weighted average):

Accrued benefit obligation as of:

	At December 31, 2006		At March 31, 2006
	Pension benefit plans	Other benefit plans	Pension benefit plans	Other benefit plans
Discount rate	5.10%	5.20%	5.25%	5.25%
Expected long-term rate of return on plan assets	7.25%	8.50%	7.00%	8.50%
Estimated rate of compensation increase	3.00%	3.00%	4.00%	4.00%

Retirement age – salaried employees (1)	59	59	58	58

(1)	Assumed retirement age of 59 applies to individuals affected by the early retirement amendment. Age 58 remains in effect for other employees.

Benefit costs for periods ended:

	Nine months ended December 31, 2006 (1)
	Pension benefit plans	Other benefit plans
Discount rate	5.25%	5.25%
Expected long-term rate of return on plan assets	7.00%	8.50%
Estimated rate of compensation increase	4.00%	4.00%

Retirement age – salaried employees	58	58

(1)	Three plans were subject to remeasurement at June 30, 2006 for which discount rates of 5.50% (pensions) / 5.75% (other benefits plans) were used as well as the retirement age for salaried employees changed to 59.

Assumed health care cost trend rates at December 31:

2006
Initial health care cost trend rate	7.40%
Cost trend rate declines to	4.50%
Year that the rate reaches the rate it is assumed to remain at	2014

The assumption for future drug costs for retirees over age 65 was reduced by 12% relative to prior assumptions to reflect expected savings as a result of a change in plan administrator and related improvements in claim adjudication processes and coordination with government programs, resulting in a $39 million reduction in the accrued benefit obligation at December 31, 2006.

Sensitivity Analysis

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans (included in Other benefit plans). A one-percentage-point change in the assumed health care cost trend rates for the plans would have the following effects for 2006:

(in millions) increase (decrease)	One percentage point increase	One percentage point decrease
Total of service and interest cost	$9	$(7)
Accrued benefit obligation	$193	$(151)

Note 13. Components of Consolidated Income Taxes

Future Income Taxes

Future income tax assets are recognized to the extent that realization is considered more likely than not. The assessment as to the future realization of future income tax assets, including loss carry-forwards, is conducted on a company-by-company basis for the Stelco group of businesses. Realization of future income tax assets is dependent upon the availability of sufficient taxable income within the carry-forward periods. The assessment of realization is based upon the weight of evidence at the respective statement of financial position date.

The Corporation had certain future income tax assets which existed at March 31, 2006 but were not recognized on the Consolidated Statement of Financial Position at that date. In accordance with CICA Handbook Section 3465 – Income Taxes, the benefit recognized in respect of the pre-fresh start tax assets has been applied to reduce unamortized intangible assets. During the nine months ended December 31, 2006, $16 million has been applied to intangible assets (Note 9).

Income Tax Reconciliation

The income tax expense (recovery) differs from the amount calculated by applying current Canadian income tax rates (federal and provincial) to the loss before income taxes as follows:

(in millions)	Nine months ended December 31, 2006
Loss before income taxes	$(187)

Income tax expense (recovery) computed using statutory income tax rates (2006 – 43%)	(80)
Manufacturing and processing credit	17

Net income tax expense (recovery) – (34%)	(63)

Add (deduct):
Resource allowance / depletion	(4)
Valuation allowance	80
Minimum tax	(1)
Other	2

77

Income tax expense	$14

Components of future income tax assets and liabilities are summarized as follows:

(in millions)	At December 31, 2006		At March 31, 2006
Future income tax assets
Employee future benefits
Pre fresh start	$353		$402	(1)
Post fresh start	56		46
Pension liability - post fresh start	125		142
Non-capital loss carry-forwards
Pre fresh start	28		33	(1)
Post fresh start	122		119
Corporate minimum taxes
Pre fresh start	12		12	(1)
Post fresh start	2		5
Net capital losses
Pre fresh start	6		6	(1)
Post fresh start	1		—
Other	37		21

Total future income tax assets before valuation allowance	$742		$786
Less: valuation allowance
Pre fresh start	(399	)(2)	(453)
Post fresh start	(80)		—

Total future income tax assets after valuation allowance	$263		$333

Future income tax liabilities
Plant and equipment – difference in net book value and unamortized capital cost	$324		$382
Other	—		20

Total future income tax liabilities	324		402

Net future income tax liability	$(61)		$(69)

(1)	The pre fresh start future income tax assets represent those tax assets that were not recognized at March 31, 2006, having been offset with a valuation allowance.

(2)	The change in the pre fresh start valuation allowance consists of the impact of a federal income tax rate reduction ($38 million) and the realization of pre fresh start future income tax assets ($16 million) recorded as a reduction of intangible assets.

The future income tax asset (liability) is reflected in the Consolidated Statement of Financial Position as follows:

(in millions)	At December 31, 2006	At March 31, 2006
Future income tax asset – current	$27	$7
Future income tax liability – non-current	(88)	(76)

Net future income tax liability	$(61)	$(69)

The Corporation has Canadian federal and provincial income tax loss carry forwards which approximate and expire as follows:

Year of Expiry (in millions)	Federal	Ontario
2007	$32	$32
2008	21	42
2009	23	24
2010	21	182
2011	7	7
2015 and thereafter	280	390

	$384	$677

Note 14. Asset Retirement Obligations

Asset retirement obligations relate to the site restoration and reclamation of iron ore properties at the Corporation’s mining interests in Wabush, Tilden and Hibbing.

(in millions)	At December 31, 2006	At March 31, 2006
Opening balance	$22	$—
Accretion expense	2	—

Ending balance	$24	$22	(1)

Underlying assumptions:
Undiscounted cash flow estimates	86	86
Credit-adjusted interest rate	12.00%	12.00%
Time frame to settle the obligations (years)	2013 – 2050	2013 – 2050

(1)	Reflects the estimated fair value assigned to this obligation under fresh start reporting (Note 4).

A former participant in Wabush funded its estimated share of mine closure costs at the time of exit from the joint venture. These funds, $6 million at December 31 and March 31 2006, are reflected in other non-current assets on the Statement of Financial Position.

Note 15. Capital Stock, Warrants and Dividends

(a)	Authorized Shares

The Corporation is authorized to issue an unlimited number of preferred shares, issuable in series, an unlimited number of common shares and an unlimited number of redeemable shares. There are no preferred shares or redeemable shares outstanding.

(b)	Common Shares

	At December 31, 2006	At March 31, 2006
Total number of new common shares	27,123,908	26,100,000
Total (in millions)	$149	$144

The Corporation issued 26,100,000 new common shares upon emergence from CCAA with a value of $5.50 per share. On April 2, 2006, the President and Chief Executive Officer purchased 1,000,000 newly issued common shares for cash consideration of $5.5 million. As a result of the exercise of warrants, referred to below, and stock options (Note 17) during the nine months ended December 31, 2006, there are 27,123,908 common shares outstanding at December 31, 2006.

(c)	Dividends

Under the terms of the Corporation’s lending agreements no dividends can be declared or paid until certain conditions have been met.

(d)	Warrants

Upon emergence from CCAA, the Corporation issued a total of 2,269,600 warrants. The holders of liabilities subject to compromise received 1,418,500 warrants with an estimated fair value of $2 million as partial consideration in exchange for their claim accepted under CCAA. The Province received 851,100 warrants with an estimated fair value of $1 million as partial consideration for the province loan (Note 11). Each warrant entitles the holder to purchase one common share at an exercise price of $11.00. The warrants have a term of seven years and are exercisable up to their expiration on March 31, 2013. A total of 5,158 warrants were exercised in the nine months ended December 31, 2006.

Note 16. Earnings (loss) per common share

During the nine months ended December 31, 2006 a basic net loss was incurred, therefore options and warrants related information have not been used to calculate fully diluted earnings per share, as both are anti-dilutive where applicable.

Note 17. Stock-based compensation

Incentive Stock Option Plan

On April 1, 2006, the Board of Directors approved an Incentive Stock Option Plan (the “ISOP”). The ISOP is intended to attract and retain superior directors, officers, advisors, employees and other persons engaged to provide ongoing services to the Corporation or its affiliates. The total number of stock options available under the ISOP is 2,610,000, of which 1,944,000 were initially issued on April 1, 2006 at an exercise price of $5.50 per common share. The options vest semi-annually over a four-year period from the date of the grant (the “Grant Date”) in eight equal installments, subject to acceleration under certain circumstances. The options expire 10 years after the Grant Date. In accordance with the provisions of the ISOP, the exercise price of options granted thereunder is required to be the market value, as defined in the ISOP, on the Grant Date. During the nine months ended December 31, 2006, 18,750 options were exercised for treasury stock at $5.50 per common share, an additional 150,000 options were granted at an exercise price of $17.75 and 300,000 options were forfeited at an exercise price of $5.50. The total options available under the ISOP at December 31, 2006 are 816,000.

Total compensation expense of $1 million has been included in costs for the nine months ended December 31, 2006.

The compensation expense for grants made under the ISOP was determined at the grant date using the fair value method by applying the Black-Scholes option-pricing model using the following assumptions:

Grant date	June 21, 2006	April 1, 2006
Expected volatility	40%	40%
Risk-free interest rate	4.33%	4.00%
Expected life	0 – 4 years	0 – 4 years
Expected dividends	Nil	Nil

The weighted average exercise price for options outstanding at December 31, 2006 is $6.54.

Note 18. Proportionately Consolidated Joint Ventures

The Corporation’s joint ventures are an integral part of operations and exist to provide raw materials and certain manufacturing, finishing, and sales functions.

The following is a summary of the Corporation’s proportionate share of the financial position, operating results, and cash flows of the joint ventures.

(in millions)	At December 31, 2006	At March 31, 2006
Current assets	$123	$155
Other assets	534	541

Total assets	657	696
Current liabilities	87	90
Other liabilities	148	169

Equity	$422	$437

(in millions)	Nine months ended December 31, 2006
Revenue	$46
Expense	23

Net earnings	$23

(in millions)	Nine months ended December 31, 2006
Cash provided by (used for)
Operating activities	$25
Investing activities	(18)
Financing activities	—

Net increase in cash and cash equivalents	$7

Note 19. Commitments and Contingencies

Capital Programs and Other Commitments

Stelco has binding commitments for capital programs totaling $41 million. Of this amount, $30 million relates to capital projects at the Corporation’s various mining interests.

Pursuant to an outsourcing agreement, the Corporation has committed approximately $125 million up to and including year 2012.

Operating leases

Future minimum rental payments required under operating leases have initial or remaining lease terms in excess of one year at December 31, 2006 are:

(in millions)
2007	$9
2008	6
2009	5
2010	4
2011	3
Subsequent to 2011	—

Total operating leases	$27

Contingencies

On June 28, 2005, Georgian Windpower Corporation (“GWC”) commenced a lawsuit against Stelco Inc. alleging, among other things, breach of contract by Stelco in connection with Stelco’s termination in April 2005 of a Memorandum of Understanding and Agreement to Enter into a Land Lease Agreement between Stelco and GWC. GWC has claimed damages of $350 million. On May 31, 2006, the Corporation served its statement of defense. Examinations for discovery are ongoing.

On December 20, 2007, GWC was ordered to provide as security for costs $190,000 within 45 days, and an additional $30,000 within 60 days of completion of the examination for discovery. If these amounts are not paid the action will be stayed. This order has been appealed and the appeal is scheduled to be heard on March 20, 2008.

The Corporation is vigorously defending this action. The result and value of the GWC claim is not determinable at this time and consequently the Corporation has not recorded any provisions in the consolidated financial statements.

Note 20. Supplemental Disclosure of Cash flow Information

(in millions)	Nine months ended December 31, 2006
Cash paid for interest	$37
Cash paid for income taxes	14

Note 21. Financial Instruments

Interest rate risk

The Corporation did not enter into any interest rate swap agreements during the nine months ended December 31, 2006. As at December 31, 2006 there were no interest rate swap agreements in place.

Foreign exchange risk

No foreign exchange contracts were entered into in the nine months ended December 2006. Accordingly, none were outstanding as at December 31, 2006.

Concentration of credit risk

A significant portion of the Corporation’s revenues are sourced from either direct or indirect sales to the automotive industry, although the Corporation does not have significant exposure to any individual customer within this sector. The Corporation reviews its customers’ credit histories before extending credit and conducts regular reviews of its existing customers’ credit performances.

Fair values

The estimated fair value of the Corporation’s long-term debt, including the portion due within one year is $363 million. The carrying value of other financial instruments approximates fair value due to the short maturities or the terms and conditions attached to these instruments.

Note 22. Segmented Information

The following provides segmented information by geographic area. Sales are allocated to the country in which the third party customer receives the product:

(in millions)	Nine months ended December 31, 2006
Geographic segments
Net sales
Canada	$1,627
United States	187
Other	16

Net Sales	$1,830

(in millions)	At December 31, 2006	At March 31, 2006
Capital assets – net
Canada	$1,369	$1,398
United States	375	377

Capital assets – net	$1,744	$1,775

Note 23. Subsequent Event

On October 31, 2007, the terms and conditions set forth in the Arrangement Agreement described below were met and Stelco became a wholly-owned subsidiary of United States Steel Corporation (U. S. Steel) and was renamed U. S. Steel Canada Inc.

On August 26, 2007, Stelco, U. S. Steel and an indirect wholly-owned subsidiary of U. S. Steel (“Subco”) entered into an arrangement agreement (the “Arrangement Agreement”). The Arrangement Agreement provides that, upon the terms and subject to the conditions set forth in the Arrangement Agreement, Subco will acquire all of the outstanding common shares of Stelco (“Common Shares”) for $38.50 in cash per Common Share and Stelco will become an indirect wholly-owned subsidiary of U. S. Steel under a plan of arrangement pursuant to the provisions of applicable corporate legislation (the “Arrangement”). As part of the Arrangement, holders of warrants to purchase Common Shares (“Warrants”) will receive, for each Warrant held, a cash payment from Stelco equal to $27.50 (being the difference between $38.50 and the exercise price of the Warrants) and holders of options to purchase Common Shares (“Options”) will receive, for each Option held, a cash payment from Stelco equal to the difference between $38.50 and the exercise price of such Option. In connection with the completion of the Arrangement, all outstanding Warrants and Options will be cancelled.

Under the terms of the Arrangement, U. S. Steel (or one of its affiliates) is to provide (i) one or more loans (the “Debt Payoff Loans”) to Stelco in an aggregate amount equal to the aggregate of all amounts owing under certain third party debt of Stelco that U. S. Steel specifies is required to be repaid (the “Specified Debt”), (ii) a loan to Stelco equal to the aggregate consideration required to be paid to holders of Warrants, and (iii) a loan to Stelco equal to the aggregate consideration required to be paid to holders of Options. U.S. Steel has informed Stelco that the Specified Debt will include all amounts required to redeem Stelco’s outstanding floating rate notes and retire Stelco’s secured term and asset based loans, as well as a term loan made by a subsidiary of Stelco. Immediately upon receipt of the Debt Payoff Loans, Stelco will repay in full all amounts owing under the Specified Debt.

The following details the payments made by U. S. Steel to Stelco, as well as payments made directly by Stelco in conjunction with this transaction:

(in millions)
Payments made by U. S. Steel
Share consideration(1)	$1,046
Payout of options and warrants(2)	120
Debt repayments(3)	709
Early redemption and termination penalties(3)	32
Pension payment(4)	33

$1,940

Payments made by Stelco
Advisors Fee(5)	$21
Executive Bonus(5)	2

$23

Total	$1,963

(1)	Under the terms of the Arrangement Agreement, U. S. Steel acquired all of the outstanding common shares of Stelco for $38.50 in cash per Common Share.

(2)

Pursuant to the provisions of the stock option contracts, all stock options vested. Vested options were cancelled in exchange for a payment equal to the difference between $38.50 and the exercise price of the option. Additionally, under the Arrangement Agreement, holders of warrants to purchase Common Shares received, for each warrant held, a cash payment equal to $27.50 and all outstanding warrants were cancelled.

(3)

Debt redeemed or retired included all amounts outstanding on the acquisition date, plus accrued interest, except for the Province Note. A number of the debt facilities that were redeemed or retired included early redemption or termination penalties, primarily the Floating Rate Notes.

(4)

Under the terms of an agreement between U. S. Steel, Stelco and the Province of Ontario entered into concurrently with the Arrangement Agreement, U. S. Steel agreed to guarantee Stelco’s annual pension funding obligations under a pension agreement entered into by Stelco and the Province of Ontario in 2006 and a voluntary contribution of $32.5 million in the aggregate would be made to Stelco’s main pension plans.

(5)

As a result of a successful transaction, the Corporation’s financial advisors and executive employees were eligible for advisors fees or bonuses. In the case of the financial advisors, the advisor fee is based on the value of the transaction, whereas the executive employee bonus is based on a varying percentage of annual base salary.

In addition to these payments, unamortized financing fees related to the secured revolving loan facility and the asset based loan facility of $9 million were expensed upon repayment of these obligations.

Note 24. Canadian GAAP vs. US GAAP Differences

The following table summarizes the material differences in the accounting principles, practices and methods used in preparing Stelco’s Consolidated Financial Statements under generally accepted accounting principles in Canada (Canadian GAAP) and methods that would be used under generally accepted accounting principles in the United States (US GAAP):

Canadian GAAP	US GAAP

Joint Venture Investments

Joint venture investments are accounted for using the proportionate consolidation method. Under the proportionate consolidation method, the investor’s proportionate interest in the assets, liabilities, revenues, expenses and cash flows of the investee are combined with similar items, line by line, in the investor’s financial statements.

Joint venture investments are accounted for under the equity method if the reporting entity exerts significant influence over the venture or under the cost method if the entity does not exert significant influence.

The difference in the accounting treatment between Canadian GAAP and US GAAP affects only the display and classification of financial statement items and does not change net income or shareholder’s equity.

Financial Instruments and Hedging Activities

Under Canadian GAAP at December 31, 2006, embedded derivatives are precluded from being separated from the host contract unless the criteria for hedge accounting are satisfied and non-financial contracts are not evaluated to determine if they are derivatives.

According to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), embedded derivatives are separated from the host contract and accounted for as a derivative instrument if certain criteria are met.

The derivatives would be recognized on the Statement of Financial Position as either an asset or liability measured at fair value. Stelco’s Floating Rate Notes have an embedded derivative relating to the call option and a purchase contract of Stelco has an embedded derivative that must be separated under US GAAP. Recording these financial instruments would cause financial assets or liabilities to be recorded. Quarterly, changes in fair value of these financial instruments would be recognized as a charge or credit to costs on the Consolidated Statement of Earnings (Loss).

In addition, Stelco has a number of purchase contracts for various commodities that could be net settled. Stelco did not avail itself of the normal purchase, normal sale exemption, permitted under FAS 133 and, accordingly such contracts would have been derivative contracts requiring measurement and recognition under US GAAP.

Employee Future Benefits – Funded Status

The Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3461, “Employee Future Benefits” does not require the over or under funded status of defined benefit plans to be recognized in the Statement of Financial Position. Also, Canadian GAAP does not require the recognition of unamortized gains or losses in other comprehensive income.

Under Canadian GAAP, the overfunded or underfunded status of a plan is included in the notes to the financial statements in the form of a reconciliation of the overfunded or underfunded status to amounts recognized in an employer’s Statement of Financial Position.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other

Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit plan (other than a multiemployer plan) as an asset or liability on the Statement of Financial Position. Changes in the funded status, net of the related tax effects, are recognized through comprehensive income and the funded status of the plan is measured as of the year-end date.

FAS 158 requires overfunded plans to be aggregated and recognized as an asset in its Statement of Financial Position. Additionally, it requires underfunded plans to be aggregated and recognized as a liability in its Statement of Financial Position.

Canadian GAAP	US GAAP

Under US GAAP, other assets would increase to reflect the overfunded status of certain of Stelco’s pension plans; the pension liability would increase to reflect the underfunded status of certain of Stelco’s pension plans; the employee future benefit liability would decrease to reflect the difference between the funded status and the accrued benefit liability; and accumulated other comprehensive income would increase, net of the related tax effect.

Employee Future Benefits – Pension Valuation

Canadian GAAP requires the recognition of a pension valuation allowance for any excess of the prepaid benefit expense over the expected future benefit. Changes in pension valuation allowances are recognized in the Consolidated Statement of Earnings (Loss).	Recognition of a pension allowance is not permitted under US GAAP.

Inventory

Under CICA Handbook Section 3030 “Inventories”, Stelco has valued inventory using fixed production overhead costs, excluding depreciation.

Statement of Financial Accounting Standard No. 151 “Inventory Costs” requires the allocation of fixed production overhead costs to inventory.

Under US GAAP, the carrying amount of finished goods inventory and cost of goods sold would increase based on an appropriate allocation of depreciation costs and depreciation expense would decrease.

Income Taxes

CICA Handbook Section 3465 “Future Income Taxes” requires that future income taxes be accounted for under the asset and liability method. This method requires that the calculation of future income taxes include currently enacted, or substantively enacted tax rates and laws expected to apply when temporary differences reverse.

FASB Statement No. 109 “Accounting for Income Taxes” also uses the asset and liability method, but permits only enacted tax rates to be used in the calculation of future income taxes. At December 31, 2006 and March 31, 2006, the tax rates in Canada are enacted; therefore, there is no difference between Canadian and US GAAP.

FASB Statement No. 109 “Accounting for Income Taxes”, as amended, requires the tax effects of gains and losses included in other comprehensive income but excluded from net income to be charged or credited directly to other comprehensive income. Therefore, the tax effects related to the minimum pension liability adjustment and FAS 158 adjustments made for US GAAP purposes are recorded in comprehensive income.

Canadian GAAP	US GAAP

Capitalization of Interest

CICA Handbook Section 3061 “Property, Plant and Equipment” provides an option to either expense or capitalize interest related to capital projects undertaken during the year. Stelco’s policy is to expense interest related to capital projects.

FASB Statement No. 34 “Capitalization of Interest Cost” requires interest related to capital projects undertaken during the year to be capitalized.

Accordingly, under US GAAP, the carrying amount of certain machinery and equipment would increase, accumulated depreciation and depreciation expense would increase and interest expense would decrease.

Comprehensive Income/Loss

As of December 31, 2006, Canadian GAAP does not require comprehensive income to be presented as a separate component of shareholders’ equity.

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”) establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income equals net income (loss) for the period as adjusted for all other non-owner changes in shareholder’s equity. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement.

FASB Statement No. 109 “Accounting for Income Taxes”, as amended, requires the tax effects of gains and losses included in other comprehensive income but excluded from net income to be charged or credited directly to other comprehensive income.

Statement of Cash Flows

Cash and Cash equivalents may include bank overdrafts when the bank balance fluctuates frequently between positive and overdrawn. As a result, changes in bank overdrafts are classified as operating activities in the Statement of Cash Flows under Canadian GAAP.	Bank overdrafts are not included in the definition of cash and cash equivalents, but rather are considered a form of short-term financing and as such changes therein would be classified as financing activities in the Statement of Cash Flows.